Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2021 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 4, 2021 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
Net income (loss) per diluted share	$(0.38)	Net income per diluted share	$0.90
Adjusted operating income (loss)(2) per diluted share	$(0.31)	Adjusted operating income(2) per diluted share	$0.02
Net realized investment gains (losses) per diluted share	$(0.07)	Net realized investment gains per diluted share	$0.88
GAAP combined ratio	109.7%	GAAP combined ratio	106.1%
		Book value per share	$32.48
		Return on equity(3)	3.7%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported a consolidated net loss, including net realized investment losses and changes in the fair value of equity securities, of $9.6 million ($0.38 per diluted share) for the three-month period ended September 30, 2021 (the "third quarter of 2021"), compared to a consolidated net loss of $37.2 million ($1.49 per diluted share) for the same period in 2020. For the nine-month period ended September 30, 2021 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $22.9 million ($0.90 per diluted share), compared to a net loss of $103.8 million ($4.15 per diluted share) for the same period in 2020.

The Company reported a consolidated adjusted operating loss of $0.31 per diluted share for the third quarter of 2021, compared to a consolidated adjusted operating loss of $1.37 per diluted share for the same period in 2020. Year-to-date, consolidated adjusted operating income was $0.02 per diluted share compared to a consolidated adjusted operating loss of $1.58 per diluted share for the same period in 2020.

"In the third quarter of 2021 we reported strong improvement in our core loss ratio," stated Randy A. Ramlo, President and Chief Executive Officer. "This improvement was offset by higher-than-average catastrophe losses."

"Our core loss ratio, which removes the impact of catastrophe losses and favorable prior year reserve development, improved 10.1 percentage points and 2.6 percentages points, respectively, in the third quarter and year-to-date 2021 as compared to the same periods of 2020. When taking into consideration the recovery of $7.1 million and $22.5 million, respectively, in the third quarter and year-to-date 2020, respectively, under our all-lines aggregate reinsurance program, our core loss ratio improved 12.8 percentage points and 5.5 percentage points for the respective periods."

_______________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net realized investment gains and losses, after applicable taxes, and goodwill impairment. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

"The most significant improvement was in our commercial auto loss ratio, which improved 43.7 percentage points and 11.8 percentage points, respectively, in the third quarter and year-to-date 2021 as compared to the same periods of 2020. This improvement is being driven by continuing decreases in the frequency and severity of commercial auto claims and a decrease in the number of commercial auto exposure units. We are pleased with this significant improvement, which is a direct result of our strategic initiatives."

"The continued improvement in our core loss ratio was offset by higher than average catastrophe losses. Pre-tax catastrophe losses added 16.5 percentage points to the combined ratio in third quarter of 2021, compared to our third quarter historical average of 9.2 percentage points added to the combined ratio. In the third quarter of 2021, the most significant catastrophic event on our commercial and personal lines of business was Hurricane Ida and the most significant catastrophic event on our reinsurance assumed line of business was the European floods."

Financial Highlights

Net loss, including net realized investment gains and losses, was $9.6 million ($0.38 per diluted share) for the third quarter of 2021, compared to a net loss of $37.2 million ($1.49 per diluted share) for the same period in 2020. The decrease in the net loss reported in third quarter of 2021 as compared to third quarter of 2020 was due to lower losses and loss settlement expenses and higher net investment income partially offset by a decrease in net premiums earned and net realized investment losses in the third quarter of 2021 compared to net realized investment gains in the third quarter of 2020.

Year-to-date, consolidated net income, including net realized investment gains and losses was $22.9 million ($0.90 per diluted share), compared to net loss of $103.8 million ($4.15 per diluted share) for the same period in 2020. The change was primarily due to an increase in net realized investment gains from an increase in the fair value of equity securities as compared to net realized investment losses for the same period in 2020, a decrease in losses and loss settlement expenses, a decrease in other underwriting expenses and an increase in net investment income. These were partially offset by a decrease in net premiums earned.

The third quarter of 2020, also included a one-time adjustment to write off goodwill of $15.1 million . This goodwill related to the acquisition of Mercer Insurance Group, Inc. in 2011.

Net premiums earned decreased 7.8 percent to $238.9 million in the third quarter of 2021, compared to $259.1 million in the same period in 2020. Year-to-date net premiums earned decreased 8.7 percent to $722.8 million compared to $791.5 million in the same period in 2020. The decrease in both the three- and nine-month periods ended September 30, 2021 was primarily due to our focus on improving profitability through non-renewal of underperforming accounts in our commercial auto line of business and our exit of the personal lines business, which began in September 2020.

Year-to-date, the overall average renewal pricing increase was 6.3 percent. Excluding the workers' compensation line of business, the overall average renewal pricing increase was 7.6 percent. The increase in pricing was driven by our commercial auto and commercial property lines of business. Year-to-date, the commercial auto average renewal rate increase was 9.5 percent. The commercial property average renewal rate increase was 8.7 percent.

Net investment income was $11.6 million for the third quarter of 2021, as compared to net investment income of $7.2 million for the same period in 2020. Year-to date, net investment income was $42.4 million, compared to net investment income of $22.3 million for the same period in 2020. The increase in net investment income in the three- and nine-month periods ended September 30, 2021 was primarily due to an increase in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment losses of $2.3 million during the third quarter of 2021 as compared to net realized investment gains of $15.2 million for the same period in 2020. Year-to-date, the Company recognized net realized investment gains of $28.2 million compared to net realized losses of $62.4 million for the same period in 2020. The change in the three- and nine-month periods ended September 30, 2021 as compared to the same periods in 2020 was primarily due to the change in the fair value of equity securities.

Losses and loss settlement expenses decreased by 25.2 percentage points and by 14.7 percentage points in the three- and nine-month periods ended September 30, 2021 as compared to the same periods in 2020. For the third quarter and year-to-date 2021, the decrease in losses and loss settlement expenses was primarily due to comparatively lower catastrophe losses and a decrease in frequency and severity of commercial auto liability losses.

Consolidated net unrealized investment gains, net of tax, totaled $57.2 million as of September 30, 2021, a decrease of $25.9 million from December 31, 2020. The decrease in net unrealized investment gains was primarily the result of an decrease in invested assets and an increase in interest rates in the first nine months of 2021.

Total consolidated assets as of September 30, 2021 were $3.0 billion, which included $2.1 billion of invested assets. The Company's book value per share was $32.48, which is a decrease of $0.45 per share, or 1.4 percent, from December 31, 2020. This decrease is primarily attributable to a decrease in net unrealized investment gains on fixed maturity securities of $25.9 million, net of tax, and shareholder dividends of $11.3 million offset by net income of $22.9 million.

The annualized return on equity was 3.7 percent year-to-date compared to negative 16.0 percent for the same period in 2020. The change in the annualized return on equity was primarily driven by net income of $22.9 million year-to-date compared to a net loss of $103.8 million in the same period in 2020.

Reserve Development

The Company experienced favorable development in its net reserves for prior accident years of $11.1 million in the third quarter of 2021, compared to favorable development of $6.3 million in the same period in 2020. Year-to-date, favorable development in our net reserves for prior accident years was $26.1 million, compared to $30.0 million favorable development in the same period in 2020. The favorable prior accident year reserve development in the three- and nine-month periods ended September 30, 2021 came primarily from our commercial auto, workers' compensation and commercial fire and allied lines of business all partially offset by our other liability line of business. Development amounts can vary significantly from quarter to quarter depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2021, the Company's total reserves were within its actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 14.7 percentage points to 109.7 percent for the third quarter of 2021, compared to 124.4 percent in the same period in 2020. For the nine-month period ended September 30, 2021, the GAAP combined ratio decreased 7.4 percentage points to 106.1 percent compared to 113.5 percent for the nine-month period ended September 30, 2020. The decrease in the combined ratio during the three- and nine-month periods ended September 30, 2021 as compared to the same period in 2020 was primarily driven by a decrease in the net loss ratio.

Net Loss Ratio

The GAAP net loss ratio decreased 17.2 percentage points during the third quarter of 2021 as compared to the same period in 2020. Year-to-date, the GAAP net loss ratio decreased 5.2 percentage points to 73.9 percent compared to 79.1 percent for the nine-month period ended September 30, 2020. The decrease in the net loss ratio during the three- and nine-month periods ended September 30, 2021 as compared to the same period in 2020 was primarily due to comparatively lower catastrophe losses and a decrease in the frequency and severity of commercial auto liability losses.

Pre-tax catastrophe losses in the third quarter of 2021 were higher than our 10-year historical average for the third quarter but lower than third quarter of 2020. Catastrophe losses added 16.5 percentage points to the combined ratio in third quarter of 2021, as compared to 21.4 percentage points in the same period of 2020. The most significant catastrophe losses in the third quarter of 2021 were from Hurricane Ida on our commercial and personal lines of business and from the European floods on our reinsurance assumed line of business. In the third quarter of 2020, the most significant catastrophe losses were from the August Midwest derecho and Hurricane Laura. Our 10-year historical average for third quarter catastrophe losses is 9.2 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $90.3 million ($2.81 per diluted share) compared to $121.3 million ($3.83 per diluted share) for the same period in 2020.

Underwriting Expense Ratio

The underwriting expense ratio for the third quarter of 2021 was 36.3 percent compared to 33.8 percent for the third quarter in 2020. Year-to-date, the underwriting expense ratio was 32.2 percent compared to 34.4 percent in the same period in 2020. For the third quarter of 2021, we did see an increase in the expense ratio of 2.5 points as compared to the third quarter of 2020 primarily due to improved performance in our book of business resulting in additions to profit sharing for our agents, employees, and program business. The decrease in the underwriting expense ratio year-to-date as compared to the same periods in 2020 was primarily due to the change in the design of our employee post-retirement benefit plans and a decrease in the acceleration of the amortization of our deferred acquisition costs due to improved profitability in our commercial auto line of business.

Capital Management

During the third quarter of 2021, we declared and paid a $0.15 per share cash dividend to shareholders of record as of September 3, 2021. We have paid a quarterly dividend every quarter since March 1968. During the third quarter of 2021, the Company repurchased 36,417 shares of its common stock for a total purchase price of approximately $1.0 million. Year-to-date, the Company repurchased 67,651 shares of its common stock for a total purchase price of approximately $2.0 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 4, 2021 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter of 2021 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 18, 2021. The replay access information is toll-free 1-877-344-7529; conference ID no. 10160591.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs211103. The archived audio webcast will be available until November 18, 2021.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission ("SEC") on February 26, 2021. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes, and goodwill impairment from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2021	2020	Change %	2021	2020	Change %
Income Statement Data
Net income (loss)	$(9,593)	$(37,241)	74.2%	$22,859	$(103,815)	122.0%
Less: after-tax net realized investment gains (losses)	(1,792)	12,017	(114.9)%	22,312	(49,309)	145.2%
Less: goodwill impairment	—	(15,091)	100.0%	—	(15,091)	100.0%
Adjusted operating income (loss)	$(7,801)	$(34,167)	77.2%	$547	$(39,415)	101.4%
Diluted Earnings Per Share Data
Net income (loss)	$(0.38)	$(1.49)	74.5%	$0.90	$(4.15)	121.7%
Less: after-tax net realized investment gains (losses)	(0.07)	0.48	(114.6)%	0.88	(1.97)	144.7%
Less: goodwill impairment	—	(0.60)	100.0%	—	(0.60)	100.0%
Adjusted operating income (loss)	$(0.31)	$(1.37)	77.4%	$0.02	$(1.58)	101.3%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Ratios)	2021	2020	Change %	2021	2020	Change %
Premiums:
Net premiums earned	$238,909	$259,061	(7.8)%	$722,837	$791,519	(8.7)%
Less: change in unearned premiums	15,240	31,072	(51.0)%	5,915	5,433	8.9%
Less: change in prepaid reinsurance premiums	(3,039)	(2,222)	(36.8)%	(3,653)	2,734	(233.6)%
Net premiums written	$226,708	$230,211	(1.5)%	$720,575	$783,352	(8.0)%

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2021	2020	Change %	2021	2020	Change %
Revenue Highlights
Net premiums earned	$238,909	$259,061	(7.8)%	$722,837	$791,519	(8.7)%
Net investment income	11,571	7,244	59.7%	42,447	22,303	90.3%
Net realized investment gains (losses)	(2,269)	15,212	(114.9)%	28,243	(62,416)	145.2%
Other income (loss)	332	604	(45.0)%	163	6,323	(97.4)%
Total revenues	248,543	282,121	(11.9)%	$793,690	$757,729	4.7%
Income Statement Data
Net income (loss)	(9,593)	(37,241)	74.2%	$22,859	$(103,815)	122.0%
After-tax net realized investment gains (losses)	(1,792)	12,017	(114.9)%	22,312	(49,309)	145.2%
Goodwill impairment	—	(15,091)	100.0%	—	(15,091)	100.0%
Adjusted operating income (loss)(1)	$(7,801)	$(34,167)	77.2%	$547	$(39,415)	101.4%
Diluted Earnings Per Share Data
Net income (loss)	$(0.38)	$(1.49)	74.5%	$0.90	$(4.15)	121.7%
After-tax net realized investment gains (losses)	(0.07)	0.48	(114.6)%	0.88	(1.97)	144.7%
Goodwill impairment	—	(0.60)	100.0%	—	(0.60)	100.0%
Adjusted operating income (loss)(1)	$(0.31)	$(1.37)	77.4%	$0.02	$(1.58)	101.3%
Catastrophe Data
Pre-tax catastrophe losses	$39,467	$55,361	(28.7)%	$90,326	$121,261	(25.5)%
Effect on after-tax earnings per share	1.24	1.75	(29.1)%	2.81	3.83	(26.6)%
Effect on combined ratio	16.5%	21.4%	(22.9)%	12.5%	15.3%	(18.3)%

Favorable reserve development experienced on prior accident years	$11,075	$6,269	76.7%	$26,099	$30,038	(13.1)%

GAAP combined ratio	109.7%	124.4%	(11.8)%	106.1%	113.5%	(6.5)%
Return on equity				3.7%	(16.0)%	123.1%
Cash dividends declared per share	$0.15	$0.33	(54.5)	$0.45	$0.99	(54.5)%
Diluted weighted average shares outstanding	25,092,167	25,031,234	0.2%	25,427,318	25,023,401	1.6%
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2021	2020	2021	2020
Revenues
Net premiums earned	$238,909	$259,061	$722,837	$791,519
Investment income, net of investment expenses	11,571	7,244	42,447	22,303
Net realized investment gains (losses)	(2,269)	15,212	28,243	(62,416)
Other income (loss)	332	604	163	6,323
Total Revenues	$248,543	$282,121	$793,690	$757,729

Benefits, Losses and Expenses
Losses and loss settlement expenses	$175,444	$234,693	$533,981	$626,169
Amortization of deferred policy acquisition costs	51,261	52,095	150,533	158,440
Other underwriting expenses	35,468	35,470	82,236	114,020
Goodwill impairment	—	15,091	—	15,091
Interest expense	797	—	2,391	—
Total Benefits, Losses and Expenses	$262,970	$337,349	$769,141	$913,720

Income (loss) before income taxes	(14,427)	(55,228)	24,549	(155,991)
Federal income tax expense (benefit)	(4,834)	(17,987)	1,690	(52,176)
Net income (loss)	$(9,593)	$(37,241)	$22,859	$(103,815)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	56.9%	69.2%	61.4%	63.8%
Catastrophes - effect on net loss ratio	16.5	21.4	12.5	15.3
Net loss ratio	73.4%	90.6%	73.9%	79.1%
Underwriting expense ratio	36.3	33.8	32.2	34.4
GAAP combined ratio	109.7%	124.4%	106.1%	113.5%

Balance Sheet
	September 30, 2021	December 31, 2020
(In Thousands)
	(unaudited)
Invested assets	$2,056,068	$2,149,217
Cash	132,772	87,948
Total assets	3,010,654	3,069,678
Losses and loss settlement expenses	1,567,650	1,578,131
Total liabilities	2,196,125	2,244,529
Net unrealized investment gains, after-tax	57,177	83,070
Total stockholders’ equity	814,529	825,149

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$68,751	$71,140	$223,265	$238,330
Fire and allied lines(3)	59,880	54,766	180,857	185,769
Automobile	51,981	63,419	177,398	214,447
Workers’ compensation	13,305	16,325	45,568	57,481
Fidelity and surety	9,743	7,535	27,882	23,146
Miscellaneous	264	320	955	1,127
Total commercial lines	$203,924	$213,505	$655,925	$720,300

Personal lines:
Fire and allied lines(4)	$1,234	$3,065	$3,000	$21,205
Automobile	(35)	4,838	277	19,548
Miscellaneous	23	203	48	813
Total personal lines	$1,222	$8,106	$3,325	$41,566
Reinsurance assumed	21,562	8,600	61,325	21,486
Total	226,708	230,211	$720,575	$783,352
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended September 30,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$75,559	$47,416	62.8%	$78,302	$45,111	57.6%
Fire and allied lines	60,457	44,855	74.2	59,267	52,436	88.5
Automobile	60,991	42,034	68.9	73,403	82,675	112.6
Workers' compensation	15,183	11,265	74.2	19,245	10,250	53.3
Fidelity and surety	7,939	909	11.4	7,356	(128)	(1.7)
Miscellaneous	323	176	54.5	378	78	20.6
Total commercial lines	$220,452	$146,655	66.5%	$237,951	$190,422	80.0%

Personal lines
Fire and allied lines	$2,559	$11,382	NM	$5,144	$29,451	NM
Automobile	734	343	46.7	7,055	8,322	118.0
Miscellaneous	50	(9)	(18.0)	295	(97)	(32.9)
Total personal lines	$3,343	$11,716	NM	$12,494	$37,676	NM
Reinsurance assumed	$15,114	$17,073	113.0	$8,616	$6,595	76.5%
Total	$238,909	$175,444	73.4%	$259,061	$234,693	90.6%
NM = Not Meaningful

Nine Months Ended September 30,	2021			2020
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$225,572	$134,286	59.5%	$235,018	$135,748	57.8%
Fire and allied lines	177,066	150,032	84.7	183,528	171,416	93.4
Automobile	190,238	151,632	79.7	225,103	205,994	91.5
Workers' compensation	47,260	33,601	71.1	57,873	24,205	41.8
Fidelity and surety	22,436	3,000	13.4	20,106	14	0.1
Miscellaneous	1,007	174	17.3	1,158	266	23.0
Total commercial lines	$663,579	$472,725	71.2%	$722,786	$537,643	74.4%

Personal lines
Fire and allied lines	$13,120	$22,400	170.7%	$24,933	$55,372	222.1%
Automobile	7,069	5,904	83.5	22,203	15,935	71.8
Miscellaneous	337	(1,369)	NM	905	2,561	283.0
Total personal lines	$20,526	$26,935	131.2%	$48,041	$73,868	153.8%
Reinsurance assumed	$38,732	$34,321	88.6%	$20,692	$14,658	70.8%
Total	$722,837	$533,981	73.9%	$791,519	$626,169	79.1%
NM = Not meaningful